        Execution Copy
EXHIBIT 10.1

STORM RECOVERY PROPERTY SERVICING AGREEMENT

by and between

LOUISIANA UTILITIES RESTORATION CORPORATION

Borrower

and

ENTERGY NEW ORLEANS, LLC

Servicer

Dated as of December 1, 2022

EXHIBITS, SCHEDULES AND ANNEXES
Exhibit A        Form of Monthly Servicer’s Certificate
Exhibit B        Form of Semi-Annual Servicer’s Certificate
Exhibit C        Form of Certificate of Compliance
Schedule 4.01(a)    Expected Amortization Schedule

Annex I        Servicing Procedures

This STORM RECOVERY PROPERTY SERVICING AGREEMENT (with any amendments or supplements hereto, this “Agreement”), dated as of December 1, 2022, is between LOUISIANA UTILITIES RESTORATION CORPORATION, a Louisiana nonprofit public corporation, as Borrower (the “Borrower”), and ENTERGY NEW ORLEANS, LLC (“ENO”), a limited liability company organized in the State of Texas and duly qualified to do business in the State of Louisiana, as servicer (together with each successor to ENO in such capacity pursuant to Sections 6.03 or 7.02 hereof, the “Servicer”).
RECITALS
WHEREAS, pursuant to the Securitization Law (as defined, with other terms used herein, pursuant to Section 1.01 hereof) and the Financing Order, ENO, in its capacity as seller (the “Seller”), and the Borrower, as purchaser, are concurrently entering into the Sale Agreement pursuant to which the Seller is selling and the Borrower is purchasing certain Storm Recovery Property created pursuant to the Securitization Law and the Financing Order described therein;
WHEREAS, in connection with its ownership of the Storm Recovery Property and in order to collect the associated Storm Recovery Charges, the Borrower desires to engage the Servicer to carry out the functions described herein (such functions or similar functions currently performed by the Servicer for itself with respect to its own charges to its customers) and the Servicer desires to be so engaged;
WHEREAS, the Borrower desires to engage the Servicer to act on its behalf in obtaining True-Up Adjustments from the Council and the Servicer desires to be so engaged;
WHEREAS, the SRC Collections initially will be commingled with other funds collected by the Servicer; and
WHEREAS, the Council will enforce this Agreement for the benefit of the Customers to the extent permitted by law;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definitions and Rules of Construction. Except for terms defined herein expressly or by context, reference is made to Appendix A to the Indenture for definitions and rules of construction.
ARTICLE II
APPOINTMENT AND AUTHORIZATION
SECTION 2.01.    Appointment of Servicer; Acceptance of Appointment. The Borrower hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Agreement on behalf of and for the benefit of the Borrower or any assignee thereof in accordance with the terms of this Agreement, the Financing Order and applicable law. This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with this Agreement.
SECTION 2.02.    Authorization. With respect to all or any portion of the Storm Recovery Property, the Servicer shall be, and hereby is, authorized and empowered by the Borrower to (a) execute and deliver, on behalf of itself or the Borrower, any and all instruments, documents or notices, and (b) on behalf of itself or the Borrower, make any filing and participate in proceedings of any kind with any Governmental Authority, including with the Council. The Borrower shall execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Borrower and shall furnish the Servicer with such other documents as may be in the Borrower’s possession, in each case as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder. Upon the Servicer’s written request, the Borrower shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.
SECTION 2.02.    Dominion and Control Over the Storm Recovery Property. Notwithstanding any other provision herein, the Borrower solely shall have dominion and control over the Storm Recovery Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the Borrower with respect to the Storm Recovery Property and the Storm Recovery Property Records, provided, however, the Servicer shall not take any action that is not authorized by this Agreement, that would contravene the Louisiana Constitution and statutes (including the Securitization Law), the Council Regulations or the Financing Order, that is not consistent with its customary procedures and practices, or that shall impair the rights or interests of the Borrower, the Issuer or the Indenture Trustee in the Storm Recovery Property, in each case unless such action is required by applicable law or court or regulatory order.
ARTICLE III
ROLE OF SERVICER
SECTION 3.01.    Duties of Servicer. The Servicer, as agent for the Borrower, shall have the following duties:
(a)    Duties of Servicer Generally. The Servicer’s duties in general shall include management, servicing and administration of the Storm Recovery Property; obtaining meter reads, calculating usage, billing, collections and posting of all payments in respect of the Storm Recovery Property; responding to inquiries by Customers, the Council, or any other Governmental Authority with respect to the Storm Recovery Property; delivering Bills to Customers; investigating and handling delinquencies (and furnishing reports with respect to such delinquencies to the Borrower), processing and depositing collections and making periodic remittances; furnishing periodic reports to the Borrower, the Issuer, the Indenture Trustee and the Rating Agencies; making all filings with the Council and taking such other action as may be necessary to perfect the Borrower’s ownership interests in and the Indenture Trustee’s first priority lien and security interest on the Storm Recovery Property; making all filings and taking such other action as may be necessary to perfect and maintain the perfection and priority of the Indenture Trustee’s lien on and security interest in all Storm Recovery Bond Collateral; selling as the agent for the Borrower as its interests may appear defaulted or written off accounts in accordance with the Servicer’s usual and customary practices; taking all necessary action in connection with True-Up Adjustments as set forth herein; and performing such other duties as may be specified under the Financing Order to be performed by it. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by any Council Regulations, the Financing Order and the federal securities laws and the rules and regulations promulgated thereunder, including Rule 15c2-12 and Rule 17g-5, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I hereto, as it may be amended from time to time. For the avoidance of doubt, the term “usage” when used herein refers to both kilowatt hour consumption and kilowatt demand. The Borrower will provide such information and assistance as the Servicer may request.
(b)    Reporting Functions.
(i)    Monthly Servicer’s Certificate. On or before the 25th calendar day of each month (or if such day is not a Servicer Business Day, on the immediately succeeding Servicer Business Day), the Servicer shall prepare and deliver to the Borrower, the Indenture Trustee and the Rating Agencies a written report substantially in the form of Exhibit A hereto (a “Monthly Servicer’s Certificate”); and for any month in which the Servicer is required to deliver a Semi-Annual Servicer’s Certificate pursuant to Section 4.01(c)(ii), the Servicer shall prepare and deliver the Monthly Servicer’s Certificate no later than the date of delivery of such Semi-Annual Servicer’s Certificate.
(ii)    Notification of Laws and Regulations. The Servicer shall immediately upon learning thereof notify the Borrower, the Indenture Trustee and the Rating Agencies in writing of any Requirement of Law or Council Regulations hereafter promulgated that have a material adverse effect on the Servicer’s ability to perform its duties under this Agreement.
(iii)    Other Information. Upon the reasonable request of the Borrower, the Indenture Trustee or any Rating Agency, the Servicer shall provide to the Borrower, the Indenture Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Storm Recovery Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law to enable the Borrower, the Issuer, the Indenture Trustee or the Rating Agencies to monitor the performance by the Servicer hereunder. In addition, so long as any of the Bonds are Outstanding, the Servicer shall provide the Borrower and the Indenture Trustee, promptly after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the Storm Recovery Charges applicable to each Customer.
(iv)    Preparation of Reports. The Servicer shall prepare and, if applicable, sign and deliver such additional reports as required under this Agreement, including a copy of each item described in Section 4.01(d) and the annual report described in Section 5.13 of the Loan Agreement. In addition, the Servicer shall prepare, procure, deliver and/or file, or cause to be prepared, procured, delivered or filed, any reports, attestations, exhibits, certificates or other documents required to be delivered or filed with the SEC (and/or any other Governmental Authority) by the Borrower or the Servicer under the applicable laws or in accordance with the Basic Documents, including the Annual Report by a firm of Independent public accountants pursuant to Section 3.04 hereof.
(c)    Opinions of Counsel. The Servicer shall deliver to the Borrower and the Indenture Trustee:

(i)    promptly after the execution and delivery of this Agreement and of each amendment hereto, an Opinion of Counsel from Independent counsel of the Servicer either:

(A)    to the effect that, in the opinion of such counsel, all filings that are necessary under the UCC and the Securitization Law to fully preserve, protect and perfect the Liens of the Indenture Trustee in the Storm Recovery Property have been authorized, executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or
(B)    to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such Liens; and
(ii)    within ninety (90) days after the beginning of each calendar year beginning with the first calendar year beginning more than three (3) months after the date hereof, an Opinion of Counsel from Independent counsel of the Servicer, dated as of a date during such ninety (90) day period, either:
(A)    to the effect that, in the opinion of such counsel, all filings have been executed and filed that are necessary under the UCC and the Securitization Law to fully preserve, protect and perfect the Liens of the Indenture Trustee in the Storm Recovery Property, and reciting the details of such filings or referring to the prior Opinion of Counsel described in Section 3.01(c)(i) in which such details are given, or
(B)    to the effect that, in the opinion of such counsel, no such action shall be necessary to preserve, protect and perfect such Liens.
Each Opinion of Counsel referred to in clause (i) or (ii) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to preserve and protect such interest or Lien.
SECTION 3.02.    Servicing and Maintenance Standards. On behalf of the Borrower, the Servicer shall (a) manage, service, administer and make collections in respect of the Storm Recovery Property with reasonable care and in material compliance with applicable Requirements of Law, including all applicable Council Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the electric utility industry in Louisiana in performing its duties as Servicer; (c) calculate the Storm Recovery Charges in compliance with the Securitization Law, the Financing Order, and any applicable tariffs; (d) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the Storm Recovery Property and to bill and collect the Storm Recovery Charges; (e) comply with all Requirements of Law, including all applicable Council Regulations and guidelines, applicable to and binding on it relating to the Storm Recovery Property; (f) file and maintain the effectiveness of UCC financing statements with respect to the property transferred under the Sale Agreement consistent with Section 6.12, including all financing statements required pursuant to Section 1230 and Section 1231 of the Securitization Law; and (g)  take such other action on behalf of the Borrower to ensure that the Lien of the Indenture Trustee on the Storm Recovery Bond Collateral remains perfected and of first priority. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Storm Recovery Property, which, in the Servicer’s judgment, may include the taking of legal action, pursuant to Section 5.02(d) and 5.02(e) or otherwise at the Borrower’s expense but subject to the priority of payment set forth in Section 8.2(e) of the Indenture.
SECTION 3.03.    Notices Under Rule 15c2-12. Pursuant to Section 5.18(h) of the Loan Agreement and Section 3.04 hereof and in response to the Rule: the Servicer covenants, as designated agent of the Borrower, for the sole benefit of the Holders (and, to the extent specified in this Section, the beneficial owners) of the Outstanding Bonds and to allow for the Underwriter to comply with the Rule in connection with the issuance of the Bonds and subject (except to the extent otherwise expressly provided in this Section) to the remedial provisions of the Basic Documents, to provide, in a timely manner, to the Municipal Securities Rulemaking Board, through its Electronic Municipal Market Access system (“EMMA”), in the format prescribed by the Municipal Securities Rulemaking Board, (A) not later than 210 days following the end of each fiscal year of the Borrower an annual report of the Borrower, including, to the extent available, annual audited financial statements of the Borrower (“Borrower’s Annual Report”), which annual report and/ or audited financial statements may be part of a consolidated annual report of the State of Louisiana or another public entity; (B) not later than 270 days following the end of each calendar year, the Annual Servicer Information, (C) not later than 120 days following the end of each fiscal year, (i) the Semi-Annual Servicer Certificates prepared by the Servicer pursuant to Section 4.01(c)(ii) during the past fiscal year of the Borrower and (ii) if not otherwise filed with the Municipal Securities Rulemaking Board, all other comparable servicer certificates prepared by the Servicer, or affiliates of the Servicer, and filed with a bond trustee in connection with outstanding bonds issued under the Securitization Law during the past fiscal year of the Borrower; and (D) notice of any of the following events with respect to the Bonds, which notice will be provided not later than 10 business days following the occurrence of such event (except in the case of item (17), which notice shall be given as soon as practicable following such event):
(1)principal and interest payment delinquencies;
(2)non-payment related defaults, if material;
(3)unscheduled draws on debt service reserves reflecting financial difficulties;
(4)unscheduled draws on credit enhancements reflecting financial difficulties;
(5)substitution of credit or liquidity providers, or their failure to perform;
(6)adverse tax opinions or other material notices or determinations with respect to the tax status of the Bonds, or other material events affecting the tax status of the Bonds;
(7)modifications to rights of Bondholders, if material;
(8)Bond calls, other than bond calls relating to mandatory sinking fund redemptions, if material, and tender offers;
(9)defeasances;
(10)release, substitution, or sale of property securing repayment of the Bonds, if material;
(11)rating changes;

(12)bankruptcy, insolvency, receivership or similar event of the Issuer or the Borrower1;
(13)the consummation of a merger, consolidation, or acquisition involving the Issuer or the Borrower or the sale of all or substantially all of the assets of the Issuer or the Borrower, other than in the ordinary course of business, the entry into a definitive agreement to undertake such action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;
(14)appointment of a successor or additional trustee or the change of name of a trustee, if material;
(15)Incurrence of a “financial obligation” by the Issuer or the Borrower, if material, or agreement to covenants, events of default, remedies, priority rights, or other similar terms of a financial obligation of the Issuer or Borrower, any of which affects the Bondholders, if material;
(16)a default, event of acceleration, termination event, modification of terms, or other similar events under the terms of a financial obligation of the Issuer or the Borrower, any of which reflect financial difficulties; and
(17)failure of the Servicer to provide the Semi-Annual Servicer Certificates, Annual Accountant’s Report or the Borrower’s Annual Report, to the extent such annual report is available.
If, and to the extent prepared, the contents, presentation and format of the Borrower’s annual financial statements, to the extent available, may thereafter be modified from time to time as determined in the judgment of the Borrower to conform to changes to the Rule to disclosure principles or practices and legal requirements followed by or applicable to the Borrower, provided that such modification shall comply with the requirements of the Rule. The annual financial statements of the Borrower for each fiscal year shall be prepared in accordance with generally accepted accounting principles in effect from time to time or mandated state statutory principles.
The Servicer does not undertake to provide such notice with respect to: (x) credit enhancement if the enhancement is added after the primary offering of the Bonds, the Servicer or the Borrower does not apply for or participate in obtaining the enhancement, and the enhancement is not described in the applicable official statement of the Issuer; or (y) tax exemption other than pursuant to the Act or the Securitization Law. Further, the Servicer is only obligated to provide the Borrower’s Annual Report if any such report is prepared and delivered to the Servicer in accordance with Section 5.22 of the Loan Agreement.
(a)    The Borrower shall give the Servicer timely Written Notice, upon which the Servicer is conclusively authorized to rely, of the information described in this Section 3.03.
1 Note to clause (12): For the purposes of the event identified in clause (12) above, the event is considered to occur when any of the following occur: the appointment of a receiver, fiscal agent or similar officer for the Issuer in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or government authority has assumed jurisdiction over substantially all of the assets or business of the Issuer or the Borrower, or if such jurisdiction has been assumed by leaving the existing governing body and officials or officers in possession but subject to the supervision and orders of a court or governmental authority, or the entry of an order confirming a plan of reorganization, arrangement or liquidation by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of the Issuer or the Borrower.

(b)    Any beneficial owner of the Bonds described in this Section may bring a Proceeding to enforce the Undertaking set forth in this Section without acting in concert if (1) such owner shall have filed with the Servicer evidence of beneficial ownership and Written Notice of, and request to cure, the alleged breach, (2) the Servicer shall have failed to comply within a reasonable time, and (3) such beneficial owner stipulates that (A) no challenge is made to the adequacy of any information provided in accordance with the Undertaking and (B) no remedy is sought other than substantial performance of the Undertaking; provided, however, that the remedies set forth herein shall constitute the sole remedies available to the Indenture Trustee and the Holders to enforce this Section and any failure by the Servicer to comply with the terms of this Section shall not constitute an Event of Default for purposes of the Servicing Agreement. To the extent permitted by law, each beneficial owner agrees that all such Proceedings shall be instituted only as specified herein, and for the equal benefit of all such owners of the Outstanding Bonds benefited by the same or a substantially similar undertaking.

(c)    For the purposes of this Section, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares investment power which includes the power to dispose, or to direct the disposition of, such security, except that a person who in the ordinary course of business is a pledgee of securities under a written pledge agreement shall not be deemed to be the beneficial owner of such pledged securities until the pledgee has taken all formal steps to declare a default and determines that the power to dispose or to direct the disposition of such pledged securities will be exercised, provided that:
(1)    the pledge agreement is bona fide;
(2)    the pledgee is:
(A)    a broker or dealer registered under § 15 of the Exchange Act;
(B)    a bank as defined in § 3(a)(6) of the Exchange Act;

(C)    an insurance company as defined in § 3(a)(19) of the Exchange Act;

(D)    an investment company registered under § 8 of the Investment Company Act;

(E)    an investment adviser registered under § 203 of the Investment Advisers Act of 1940, as amended;

(F)    an employee benefit plan, or pension fund which is subject to the provisions of ERISA or an endowment fund;

(G)    a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in items (A) through (F) of this clause (2) does not exceed 1% of the securities of the subject class; or

(H)    a group, provided that all the members are persons specified in items (A) through (G) of this clause (2); and
(3)    the pledge agreement, prior to default, does not grant to the pledgee the power to dispose or direct the disposition of the pledged securities, other than the grant of such power(s) pursuant to a pledge agreement under which credit is extended subject to Regulation T (12 CFR 220.1 to 220.8) and in which the pledgee is a broker or dealer registered under § 15 of the Exchange Act.
(d)    Any amendment of this Section may only be entered into:
(1)    if all or any part of the Rule, as interpreted by the staff of the SEC at the date hereof, ceases to be in effect for any reason and the Servicer elects that this Section shall be deemed terminated or amended (as the case may be) accordingly, or
(2)    if:
(A)    the amendment is made in connection with a change in circumstances that arises from a change in legal requirements, change in law, or change in the identity, nature, or status of the Servicer, or type of business conducted,
(B)    this Section, as amended, would have complied with the requirements of the Rule at the date hereof, after taking into account any amendments or interpretations of the Rule, as well as any change in circumstances, and
(C)    the amendment does not materially impair the interests of the Holders of each affected Tranche, as determined by parties unaffiliated with the Servicer (such as, but without limitation, the Servicer’s counsel) or by Holder consent pursuant to the Basic Documents.
SECTION 3.04.    Annual Report of Firm of Independent Public Accountants.
(a) The Servicer shall cause a firm of Independent certified public accountants (which may provide other services to the Servicer) to prepare, and the Servicer shall deliver to the Issuer, the Borrower, the Indenture Trustee and each Rating Agency, a report addressed to the Servicer (the “Annual Accountant's Report”), which may be included as part of the Servicer's customary auditing activities, for the information and use of the Issuer, the Borrower, the Indenture Trustee and each Rating Agency on or before March 31st of each year, commencing in the year 2023 to and including the March 31st succeeding the Final Maturity Date of the Bonds, to the effect that such firm has performed certain procedures in connection with the Servicer's compliance with its obligations under this Agreement during the twelve months (or, in the case of the Annual Accountant’s Report to be delivered on or before March 31, 2023, the period of time from the date of this Agreement until December 31, 2022) ended the preceding December 31st, identifying the results of such procedures and including any exceptions noted. In the event that such accounting firm requires the Indenture Trustee to agree or consent to the procedures performed by such firm, the Issuer shall direct the Indenture Trustee in writing to so agree or consent; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, and the Indenture

Trustee will make no independent inquiry or investigation in respect of the sufficiency, validity or correctness of such procedures. In addition, the Indenture Trustee shall be authorized, at the written direction of the Issuer, to execute any acknowledgement or agreement with the Independent accountants required for the Indenture Trustee to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) an acknowledgement that the Issuer has agreed that the procedures to be performed by the Independent accountants are sufficient for the purposes of this Section 3.04, (ii) releases by the Indenture Trustee (on behalf of itself and the Holders) of claims against the Independent accountants and acknowledgement of other limitations of liability in favor of the Independent accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). Notwithstanding the foregoing, in no event shall the Indenture Trustee be required to execute any agreement in respect of the Independent accountants that the Indenture Trustee reasonably determines adversely affects the Indenture Trustee.

(b)    The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

(c)    The Servicer shall post each Annual Accountant’s Report delivered to it pursuant to Section 3.07 of the Servicing Agreement on the 17g-5 Website in accordance with Rule 17g-5.

SECTION 3.05.     Duties of Borrower. The Servicer agrees to perform the duties of the Borrower pursuant to Sections 5.3 and 5.18(h) of the Loan Agreement.
ARTICLE IV
SERVICES RELATED TO TRUE-UP ADJUSTMENTS
SECTION 4.01.    True-Up Adjustments. From time to time, until the Retirement of the Bonds, the Servicer shall identify the need for Semi-Annual True-Up Adjustments and Interim True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments, all in accordance with the following:
(a)    Expected Amortization Schedule. The Expected Amortization Schedule for the Bonds is attached hereto as Schedule 4.01(a).
(b)    True-Up Adjustments.
(i)Semi-Annual True-Up Adjustments and Filings. Every six months, no later than 15 days prior to the beginning of the first billing cycles of May and November in each year, commencing with the first billing cycle in May 2023, the Servicer shall: (A) update the data and assumptions underlying the calculation of the Storm Recovery Charges, including interest and estimated expenses and fees of the Issuer and the Borrower to be paid during such period and write-offs; (B) determine the Periodic Payment Requirements and Periodic Billing Requirement based on such updated data and assumptions; (C) determine the Storm Recovery Charges to be imposed on each Customer based on such PBR and the terms of the Financing Order and the Tariffs filed pursuant thereto; (D) make all required notice and other filings with the Council to reflect the revised Storm Recovery Charges, including any Amendatory Tariffs, and (E) take all reasonable actions and make all reasonable efforts to effect such Semi-Annual True-Up Adjustment by the end of such 15-day period.
(ii)Mandatory True-Up Adjustments and Filings. To the extent that any Bonds remain Outstanding after the Scheduled Final Maturity Date of the last Tranche of the Bonds, the Servicer shall prior to the first day of the billing cycle in November 2037, and in each February, May, August and November thereafter, the Servicer shall (1) update the data and assumptions underlying the calculation of the Storm Recovery Charges, including interest and estimated expenses and fees of the Issuer and the Borrower to be paid during such period, the rate of delinquencies and write-offs; (2) determine the PPR and PBR based on such updated data and assumptions; (3) determine the Storm Recovery Charges to be imposed upon each Customer based on such PBR and the terms of the Financing Order and the Tariffs filed pursuant thereto, and in doing so the Servicer shall use the method of allocating the Storm Recovery Charges then in effect, (4) make all required notice and other filings with the Council to reflect the revised Storm Recovery Charges, including any Amendatory Tariffs; and (5) take all reasonable actions and make all reasonable efforts to effect such Quarterly True-Up Adjustment and to enforce the provisions of the Securitization Law and the Financing Order which relate thereto. The Servicer shall implement the revised Storm Recovery Charges, if any, resulting from such Mandatory True-Up Adjustment on the Mandatory True-Up Adjustment Date.
(iii) (A) Interim True-Up Adjustments and Filings. The Servicer may, at any time, make an Interim True-Up Adjustment, (x) if the Servicer forecasts that SRC Collections will be insufficient to make on a timely basis all scheduled payments of interest, principal and other amounts in respect of any Bonds during the current semi-annual period or quarterly period, as applicable, and the next succeeding semi-annual period or quarterly period, as applicable, and (y) to replenish the Debt Service Reserve Subaccount to the Required Reserve Level. Any Interim True-Up Adjustment shall utilize the same methodology describe above for Semi-Annual True-Up Adjustments and Mandatory True-Up Adjustments.

(B) Non-Standard True-Ups. The Servicer shall request Council approval of an amendment to the true-up mechanism described herein — a “Non-Standard True-Up” (under such procedures as shall be proposed by the Servicer and approved by the Council at the time) — that it deems necessary or appropriate to address any material deviations between SRC Collections and the PPR. No such change shall be made unless the Rating Agency Condition is satisfied.
(iv) Funds available in the DSRS shall be applied to the last principal payment on the Bonds and the preceding True-Up Adjustments shall reflect such application.
(c)    Reports.
(i)Notification of Amendatory Tariff Filings and True-Up Adjustments. Whenever the Servicer files an Amendatory Tariff with the Council or implements revised the Storm Recovery Charges with notice to the Council without filing an Amendatory Tariff if permitted by the Financing Order, the Servicer shall send a copy of such filing or notice (together with a copy of all notices and documents which, in the Servicer’s reasonable judgment, are material to the adjustments effected by such

Amendatory Tariff or notice) to the Borrower, the Indenture Trustee and the Rating Agencies concurrently therewith. If, for any reason any revised Storm Recovery Charges are not implemented and effective on the applicable date set forth herein, the Servicer shall notify the Borrower, the Indenture Trustee and each Rating Agency by the end of the second Servicer Business Day after such applicable date.
(ii)Semi-Annual Servicer’s Certificate. Not later than five (5) Servicer Business Days prior to each Payment Date or Special Payment Date, the Servicer shall deliver a written report (the “Semi-Annual Servicer’s Certificate”) to the Borrower, the Issuer, the Indenture Trustee and the Rating Agencies which shall include the information in Exhibit B with respect to such Payment Date or Special Payment Date or the period since the previous Payment Date, as applicable.
(iii) Servicer Certificate. In the event the Servicer, on behalf of the Borrower, shall request that the Indenture Trustee make a distribution from the Collection Account for the purposes set forth in Section 8.2(e)(i), (e)(ii) or (e)(iii) of the Indenture on a date that is not a Payment Date or Special Payment Date, the Servicer shall deliver a written report to the Borrower, the Issuer and the Indenture Trustee substantially in the form of the Semi-Annual Servicer Certificate (the “Servicer Certificate”) not less than five Servicer Business Days prior to such requested distribution, provided that only the information pertinent to the requested distribution shall require to be included in such written report.
(iv) Reports to Customers.
(A)After each revised Storm Recovery Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, to the extent and in the manner and time frame required by applicable Council Regulations or Council requirements, if any, cause to be prepared and delivered to Customers any required notices announcing such revised Storm Recovery Charges.
(B)The Servicer shall comply with the requirements of the Financing Order and Tariff with respect to the identification of the Storm Recovery Charges on Bills. In addition, at least once each year, the Servicer shall (to the extent that it does not separately identify the Storm Recovery Charges as being owned by the Borrower in the Bills regularly sent to Customers) cause to be prepared and delivered to such Customers a notice stating, in effect, that (i) the Storm Recovery Property and the Storm Recovery Charges are owned solely by the Borrower and that the Servicer is merely the collection agent for the Borrower (or the pledgee), (ii) the holders of the Storm Recovery Bonds do not have recourse to any assets or revenues of the Servicer, and (iii) the Servicer’s creditors do not have recourse to any assets or revenues of the Borrower. Such notice shall be included either as an insert to or in the text of the Bills delivered to such Customers or shall be delivered to Customers by Electronic Means or such other means as the Servicer may from time to time use to communicate with its respective Customers.
(C)The Servicer shall pay all costs of preparation and delivery incurred in connection with clauses (A) and (B) above, including printing and postage costs as the same may increase or decrease from time to time.
(v)Certificate of Compliance. The Servicer shall deliver to the Borrower, the Issuer, the Indenture Trustee and the Rating Agencies, on or before March 31 of each year, a certificate from a Responsible Officer of the Servicer substantially in the form of Exhibit C hereto. The Servicer shall also post such certificate on the 17g-5 Website in accordance with Rule 17g-5.

SECTION 4.02.    Limitation of Liability.
(a)The Borrower and the Servicer expressly agree and acknowledge that:
(i)In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.
(ii)Neither the Servicer nor the Borrower nor the Indenture Trustee is responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (provided, however, the Servicer will be responsible for any delay resulting from the Servicer’s failure to make any filings required by Section 4.01 in a timely and correct manner or any breach by the Servicer of its duties under this Agreement that adversely affects the Storm Recovery Property or the True-Up Adjustments), by the Council in any way related to the Storm Recovery Property or in connection with any True-Up Adjustment, the subject of any filings under Section 4.01, any proposed True-Up Adjustment, or the approval of any revised Storm Recovery Charges and the scheduled adjustments thereto.
(iii)Except to the extent that the Servicer is liable under Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of any revised Storm Recovery Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected energy usage, write-offs and estimated expenses and fees of the Issuer and the Borrower, so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Holders, not receiving any payment, amount or return anticipated or expected or in respect of any Bonds generally.
(b)Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.
ARTICLE V
THE STORM RECOVERY PROPERTY
SECTION 5.01    Custody of Storm Recovery Property Records. To assure uniform quality in servicing the Storm Recovery Property and to reduce administrative costs, the Borrower hereby irrevocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Borrower as custodian of any and all documents and records that the Servicer shall keep on file, in accordance with its customary procedures, relating to the Storm Recovery Property, including copies of the Financing Order, the Issuance Advice Letter, Tariffs and Amendatory Tariffs relating thereto and all documents filed with the Council in connection with any True-Up Adjustment and computational records relating thereto (collectively, the “Storm Recovery Property Records”), which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Issuer with respect to all Storm Recovery Property pledged to the Issuer by the Borrower.
SECTION 5.02.    Duties of Servicer as Custodian.
(a)Safekeeping. The Servicer shall hold the Storm Recovery Property Records on behalf of the Borrower and maintain such accurate and complete accounts, records and computer systems pertaining to the Storm Recovery Property Records as shall enable the

Issuer, the Borrower and the Indenture Trustee, as applicable, to comply with this Agreement, the Sale Agreement, the Loan Agreement and the Indenture. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others. The Servicer shall promptly report to the Borrower, the Indenture Trustee and the Rating Agencies any failure on its part to hold the Storm Recovery Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Borrower or the Indenture Trustee of the Storm Recovery Property Records. The Servicer’s duties to hold the Storm Recovery Property Records set forth in this Section 5.02, to the extent such Storm Recovery Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate 1 year and 1 day after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII and (ii) no Bonds are Outstanding.
(b)Maintenance of and Access to Records. The Servicer shall maintain the Storm Recovery Property Records at its office identified in Section 8.04 or at such other office as shall be specified to the Borrower and the Indenture Trustee by written notice at least 30 days prior to any change in location. The Servicer shall make available for inspection, audit and copying to the Borrower and the Indenture Trustee or their respective duly authorized representatives, attorneys, agents or auditors the Storm Recovery Property Records at such times during normal business hours as the Borrower or the Indenture Trustee shall reasonably request and which do not unreasonably interfere with the Servicer’s normal operations. Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any Council Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).
(c)Release of Documents. Upon instruction from the Indenture Trustee in accordance with the Indenture, the Servicer shall release any Storm Recovery Property Records to the Indenture Trustee, the Indenture Trustee’s agent or the Indenture Trustee’s designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon as reasonably practicable. Nothing in this Section 5.02(c) shall affect the obligation of the Servicer to observe any applicable law (including any Council Regulation) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(c).
(d)Defending Storm Recovery Property Against Claims. The Servicer shall (which may be at the request of the Borrower or the Indenture Trustee) take such legal or administrative actions, including without limitation defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as the Servicer reasonably deems necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to the Securitization Law, the Financing Order, the Issuance Advice Letter, or the rights of holders of Storm Recovery Property by legislative enactment (including any Council resolution or other action), voter initiative or constitutional amendment, that would be materially adverse to the Holders or which would cause an impairment of the rights of the Borrower, Indenture Trustee or the Holders. The costs of any action described in this Section 5.02(d) shall be payable from SRC Collections as an Ongoing Financing Cost (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with the Indenture. The Servicer’s obligations pursuant to this Section 5.02(d) shall survive and continue notwithstanding that payment of such Ongoing Financing Cost may be delayed pursuant to the terms of the Indenture (it being understood that the Servicer may be required initially to advance its own funds to satisfy its obligations hereunder).

(e)Additional Litigation to Defend Storm Recovery Property. In addition to the above, the Servicer shall (which may be at the request of the Borrower or the Indenture Trustee) institute any action or proceeding as the Servicer reasonably deems necessary to compel performance by the Council or the State of Louisiana of any of their respective obligations or duties under the Securitization Law, the Financing Order or the Issuance Advice Letter with respect to the Storm Recovery Property and the Storm Recovery Charges, including in particular Ordering Paragraph 4 in the Financing Order providing that “[i]n the event that there is a fundamental change in the manner of regulation of public utilities, including without limitation allowing retail access, or if parties other than the servicer are authorized to bill and collect the storm recovery charges, the storm recovery charge shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.” In any proceedings related to the exercise of the power of eminent domain by the City to acquire a portion of ENO’s electric distribution facilities, the Servicer shall assert that the court ordering such expropriation must treat the City as a successor to ENO under the Securitization Law and Financing Order; that customers formerly served by ENO must remain responsible for payment of the Storm Recovery Charges, and that any contrary position asserted by the City violates the Council Pledge; and shall assist the Borrower in the performance of its obligations under Section 5.11(g) of the Loan Agreement. The costs of any action described in this Section 5.02(e) shall be payable from SRC Collections as an Ongoing Financing Cost (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with the Indenture. For the avoidance of doubt, the Servicer will not be required to advance its own funds for litigation costs incurred pursuant to this clause.
SECTION 5.03.    Custodian’s Indemnification. The Servicer as custodian shall indemnify the Borrower, the Council, the Issuer and the Indenture Trustee (for itself and for the benefit of the Holders) and each of their respective officers, directors, employees, counsel and agents for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, damages, payments and claims, fees, penalties and reasonable costs or expenses (including, but not limited to attorneys’ fees and expenses the reasonable allocated costs and expenses of in-house counsel, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments, including the cost and expense of enforcement of this indemnification), of any kind whatsoever (collectively, “Losses”) that may be imposed on, incurred by or asserted against each such Person as the result of any grossly negligent act or omission in any way relating to the maintenance and custody by the Servicer, as custodian, of the Storm Recovery Property Records; but the Servicer shall not be liable for any portion of any such amount resulting from the willful misconduct, bad faith or gross negligence of the Borrower, the Council, the Issuer or the Indenture Trustee, as the case may be.
Indemnification under this Section 5.03 shall survive resignation or removal of the Indenture Trustee or the termination or assignment of this Agreement and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable fees and expenses of its attorneys, agents, and experts and the costs and expenses incurred by the Indenture Trustee in connection with the enforcement of the Servicer’s indemnification obligations hereunder).
SECTION 5.04.    Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section 5.04. If the Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.01, the appointment of the Servicer as custodian shall be terminated effective as of the date on which the termination or resignation of the Servicer is effective. Additionally, if not sooner terminated as provided above, the Servicer’s obligations as Custodian shall terminate 1 year and 1 calendar day after the date on which no Bonds are Outstanding.

ARTICLE VI
THE SERVICER
SECTION 6.01.    Representations and Warranties of Servicer. The Servicer makes the following representations and warranties, as of the Closing Date, and as of such other dates as expressly provided in this Section, on which the Borrower and the Indenture Trustee are deemed to have relied in entering into this Agreement relating to the servicing of the Storm Recovery Property. The representations and warranties shall survive the execution and delivery of this Agreement, the pledge of the Storm Recovery Property pursuant to the Loan Agreement and the pledge thereof to the Indenture Trustee pursuant to the Indenture.
(a)Organization and Good Standing. The Servicer is duly organized and validly existing under the laws of the State of Texas and duly qualified to do business in the State of Louisiana and is in good standing in the State of Texas, with the requisite corporate or other power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted by it and to execute, deliver and carry out the terms of this Agreement, and had at all relevant times, and has, the requisite power, authority and legal right to service the Storm Recovery Property and to hold the Storm Recovery Property Records as custodian.
(b)Due Qualification. The Servicer is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Storm Recovery Property as required by this Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or to its servicing of the Storm Recovery Property).
(c)Power and Authority. The Servicer has the requisite corporate power or other powers and authority to execute and deliver this Agreement and carry out the terms of the Agreement; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Servicer under its organizational or governing documents and laws.
(d)Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the organizational documents of the Servicer, or any indenture or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted under the Basic Documents or any lien created pursuant to Section 1231 of the Securitization Law); nor violate any existing law or any existing order, rule or regulation applicable to the Servicer of any Governmental Authority having jurisdiction over the Servicer or its properties.
(f)No Proceedings. There are no proceedings or investigations pending or, to the Servicer’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Servicer or its properties involving or relating to the Servicer or, to the Servicer’s knowledge, any other Person: (i) asserting the invalidity of this Agreement or any of the other Basic Documents, (ii) seeking to prevent the issuance of the Bonds or the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents or (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the Storm Recovery Property, the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement, any of the other Basic Documents or the Bonds.
(g)Approvals. No approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made, those that the Servicer is required to make in the future pursuant to Article IV and those that the Servicer may need to file in the future to continue the effectiveness of any financing statement filed under the UCC and the Securitization Law.
(h)Reports and Certificates. Each report and certificate delivered in connection with the Issuance Advice Letter or delivered in connection with any filing made to the Council by the Borrower with respect to the Storm Recovery Charges or True-Up Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; but to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).
(i)Prior Undertakings. Except as disclosed in the Official Statement in connection with the Bonds, the Servicer has not failed to comply, in any material respect, with any prior undertaking under Rule 15c2-12 with respect to the Borrower within the past five years.
SECTION 6.02.    Indemnities of Servicer; Release of Claims.
(a)The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.
(b)The Servicer shall indemnify the Borrower, the Indenture Trustee (for itself and for the benefit of the Holders), the Council, the Issuer and each of its and their respective trustees, officers, directors, employees, Counsel and agents (each, an “Indemnified Person”) for, and defend and hold harmless each such Person from and against, any and all Losses imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer’s willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under this Agreement or its reckless disregard of its obligations and duties under this Agreement, (ii) the Servicer’s breach of any of its representations and warranties contained in this Agreement, or (iii) any litigation or related expenses relating to the Servicer’s status or obligations as Servicer (other than any proceeding the Servicer is required to institute under the Servicing Agreement pursuant to Sections 5.02(d) or (e) or Section 6.04), except to the extent of Losses resulting from the willful misconduct, bad faith or gross negligence of such Person seeking indemnification hereunder or resulting from a breach of a representation or warranty made by such Person seeking indemnification hereunder in any of the Basic Documents that directly causes the Servicer’s breach.

(c)For purposes of Section 6.02(b), in the event of the termination of the rights and obligations of ENO (or any successor thereto pursuant to Section 6.03) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a successor Servicer pursuant to Section 7.02.
(d)Indemnification under this Section 6.02 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Securitization Law or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or the termination or assignment of this Agreement and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable fees and expenses of its attorneys, agents and experts and the costs and expenses incurred by the Indenture Trustee in connection with the enforcement of the Servicer’s indemnification obligations hereunder).
(e)Except to the extent expressly provided in this Agreement or the other Basic Documents (including the Servicer’s claims with respect to the Servicing Fee and reimbursement for costs incurred pursuant to Section 5.02(d) or (e)), the Servicer hereby releases and discharges the Borrower, the Issuer, and the Indenture Trustee and each of their respective officers, directors and agents (collectively, the “Released Parties”) from any and all actions, claims and demands whatsoever, whenever arising, which the Servicer, in its capacity as Servicer or otherwise, shall or may have against any such Person relating to the Storm Recovery Property or the Servicer’s activities with respect thereto other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.
(f)The Servicer shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation that is subject to the Servicer’s indemnification obligations hereunder without the written consent of the Servicer, which consent shall not be unreasonably withheld or delayed. Promptly after receipt by an Indemnified Person of notice (or, in the case of the Indenture Trustee, receipt of notice by a Responsible Officer only) of the commencement of any action, proceeding or investigation, such Indemnified Person shall, if a claim in respect thereof is to be made against the Servicer under this Section, notify the Servicer in writing of the commencement thereof. Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section only to the extent that the Servicer suffers actual prejudice as a direct result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section, the Servicer shall be entitled to conduct and control, at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Person, the defense of any such action, proceeding or investigation (in which case the Servicer shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided that the Indemnified Person shall have the right to participate in such action, proceeding or investigation through counsel chosen by it and at its own expense. Notwithstanding the Servicer’s election to assume the defense of any action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Servicer shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the defendants in any such action include both the Indemnified Person and the Servicer and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Servicer, (ii) the Servicer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, (iii) the Servicer shall authorize the Indemnified Person to employ separate counsel at the expense of the Servicer or (iv) in the case of the Indenture Trustee, such action exposes the Indenture Trustee to a material risk of criminal liability or forfeiture or a Servicer Default has occurred and is continuing. Notwithstanding the foregoing, the Servicer shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than one local law counsel, if appropriate.
SECTION 6.03.    Binding Effect of Servicing Obligations. Any Person (a) into which the Servicer may be merged, converted or consolidated, (b) that may result from any reorganization, merger (including any merger commonly referred to as a “merger by division”), conversion or consolidation to which the Servicer shall be a party, or (c) that may acquire or succeed to (whether by merger, division, conversion, consolidation, reorganization, sale, transfer, lease, management contract or otherwise) (1) the properties and assets of the Servicer substantially as a whole, (2) all or substantially all of the electric transmission and distribution business of the Servicer which is required to provide electric service to the Servicer’s Customers (or, if transmission and distribution are not provided by a single entity, the distribution business of the Servicer required to provide electric service to the Servicer’s Customers), or (3) a portion of the distribution system business assets of the Servicer, and which Person in any of the foregoing cases executes an agreement of assumption to perform all of the obligations of the Servicer hereunder shall be a successor to the Servicer under this Agreement (a “Permitted Successor”) without further act on the part of any of the parties to this Agreement; provided, however, that
(i)immediately after giving effect to such transaction, no representation, warranty or covenant made pursuant to Section 6.01 shall be breached and no Servicer Default, and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing,
(ii)the Servicer shall have delivered to the Borrower, the Issuer, the Indenture Trustee and each Rating Agency an Officer’s Certificate and an Opinion of Counsel from Independent counsel stating that such consolidation, conversion, merger, division, reorganization, sale, transfer, lease, management contract transaction, acquisition or other succession and such agreement of assumption comply with this Section and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with, and
(iii)the Servicer shall have delivered to the Borrower, the Issuer, the Indenture Trustee and each Rating Agency an Opinion of Counsel either:
(A)stating that, in the opinion of such counsel, all filings to be made by the Servicer and the Borrower, including filings with a Louisiana UCC Filing Officer pursuant to the Securitization Law, that are necessary fully to preserve and protect the respective interests of each of the Borrower, the Issuer and the Indenture Trustee in the Storm Recovery Property have been executed and filed and are in full force and effect, and reciting the details of such filings, or
(B)stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interests;
(iv)the Servicer shall have given the Rating Agencies prior written notice of such transaction, and if the Permitted Successor is not an Affiliate of the Servicer, the Rating Agency Condition shall be satisfied.
The Servicer shall not consummate any transaction referred to in clauses (a), (b) or (c) above except upon execution of the above-described agreement of assumptions and compliance with clauses (i), (ii), (iii) and (iv) above. When the conditions set forth in this Section have been satisfied, the preceding Servicer shall automatically and without further notice (except as provided in clause (iv) above) be released from all of its obligations hereunder but only to the extent any such successor, successor in interest, or Permitted Successor to the preceding Servicer has assumed any and all such responsibilities and obligations under this Agreement.
SECTION 6.04.    Limitation on Liability of Servicer and Others. Except as otherwise provided under this Agreement, neither the Servicer nor any of the directors, officers, employees, counsel or agents of the Servicer shall be liable to the Borrower or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement or for good faith errors in judgment; but this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceptable to the Indenture Trustee, the Borrower or the Issuer or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.
Except as provided in this Agreement, including Section 5.02(d) and (e), the Servicer shall not be under any obligation to appear in, prosecute or defend any Proceeding relating to the Storm Recovery Property that is not directly related to one of the Servicer’s enumerated duties in this Agreement or related to its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability; but the Servicer may, in respect of any Proceeding, undertake any action that it is not specifically identified in this Agreement as a duty of the Servicer but that the Servicer reasonably determines is necessary or desirable in order to protect the rights and duties of the Borrower or the Indenture Trustee under this Agreement and the interests of the Holders and Customers under this Agreement. The Servicer’s costs and expenses incurred in connection with any such Proceeding shall be payable from SRC Collections as an Ongoing Financing Cost (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with the Indenture. The Servicer’s obligations pursuant to this Section 6.04 shall survive and continue notwithstanding that payment of such Ongoing Financing Cost may be delayed pursuant to the terms of the Indenture (it being understood that the Servicer may be required initially to advance its own funds to satisfy its obligations hereunder).
SECTION 6.05.    ENO Not to Resign as Servicer. Subject to Section 6.03, ENO shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement unless ENO delivers to the Indenture Trustee, the Borrower, each Rating Agency and the Council written notice of such resignation at the earliest practicable time and, concurrently therewith or promptly thereafter, an opinion of Independent counsel to the effect that ENO’s performance of its duties under this Agreement shall no longer be permissible under applicable law. No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of ENO in accordance with Section 7.02.
SECTION 6.06.    Servicing Compensation.
(a)In consideration for its services hereunder, until the Retirement of the Bonds, the Servicer shall receive an annual fee (the “Servicing Fee”) in an amount equal to (i) $205,980, plus reimbursement of its out-of-pocket costs for external accounting and legal services required by this Agreement and for other items of cost (other than external information technology costs and bank wire fees, which are part of the Servicing Fee) that will be incurred annually to support and service the Storm Recovery Bonds after issuance, subject to Section 8.2 of the Indenture, for so long as ENO or an Affiliate of ENO is the Servicer, or (ii) if ENO or any of its Affiliates is not the Servicer, an amount agreed upon by the successor Servicer, the

Borrower and the Indenture Trustee, but not to exceed 0.60% of the initial principal amount of the Bonds unless approved by the Council pursuant to the Financing Order.
(b)The Servicing Fee set forth in Section 6.06(a) shall be paid to the Servicer by the Indenture Trustee or the Paying Agent in accordance with the terms of the Indenture, semi-annually with half of the Servicing Fee being paid on each Payment Date, provided the initial payment may be prorated based on a longer or shorter first adjustment period in accordance with the priorities set forth in Section 8.2(e) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer in writing. Any portion of the Servicing Fee not paid on any such date should be added to the Servicing Fee payable on the subsequent Payment Date. In no event shall the Indenture Trustee or the Paying Agent be liable for the payment of any Servicing Fee or other amounts specified in this Section; but this Section 6.06 does not relieve the Indenture Trustee (or the Paying Agent, as applicable) of any duties it has to allocate funds for payment for such fees under Section 8.2 of the Indenture.
(c)Except as expressly provided elsewhere in this Agreement (including in clause (a) of this Section 6.06), the Servicer shall be required to pay from its own account expenses incurred by the Servicer in connection with its activities hereunder (including any fees to and disbursements by accountants, counsel, or any other Person, any taxes imposed on the Servicer and any expenses incurred in connection with reports to Holders) out of the compensation retained by or paid to it pursuant to this Section 6.06, and shall not be entitled to any extra payment or reimbursement therefor.
(d)The foregoing Servicing Fee constitutes a fair and reasonable price for the obligations to be performed by the Servicer. Such Servicing Fee shall be considered a fixed Ongoing Financing Cost of the Borrower.
(e)The Servicer agrees that higher servicing fees caused by the replacement of the Servicer due to the Servicer’s negligence, malfeasance, intentional misconduct or termination for cause will be borne by the Servicer which committed such acts and not by the Customers.
SECTION 6.07.    Compliance with Applicable Law. The Servicer covenants and agrees, in servicing the Storm Recovery Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to such Storm Recovery Property the noncompliance with which would have a material adverse effect on the value of the Storm Recovery Property; but the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any Requirement of Law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.
SECTION 6.08.    Access to Information Regarding Storm Recovery Property. The Servicer shall provide to the Issuer, the Council, the Borrower and the Indenture Trustee access to the Storm Recovery Property Records as is reasonably required or reasonably requested for each of them to perform its duties and obligations under the Act, the Securitization Law, the Indenture and the other Basic Documents, and shall provide access to such records to the Holders as required by applicable law. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer. Nothing in this Section shall affect the obligation of the Servicer to observe any applicable law (including any Council Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 6.08.

SECTION 6.09.    Appointments. The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; but only if, unless such Person is an Affiliate of ENO, the Rating Agency Condition shall have been satisfied in connection therewith; and the Servicer shall remain obligated and be liable under this Agreement for the servicing and administering of the Storm Recovery Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Storm Recovery Property. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time and none of the Borrower, the Indenture Trustee, the Holders or any other Person shall have any responsibility therefor or right or claim thereto. Any such appointment shall not constitute a Servicer resignation under Section 6.05.
SECTION 6.10.    No Servicer Advances. The Servicer shall not make any advances of interest or principal on the Bonds.
SECTION 6.11.    Remittances.
(a)On each Servicer Business Day, commencing __ days after the Closing Date, the Servicer shall remit to the General Subaccount of the Collection Account the total SRC Payments received by the Servicer from or on behalf of Customers in respect of all previously billed Storm Recovery Charges (the “Daily Remittance”), which Daily Remittance shall be calculated according to the procedures set forth in Annex I and shall be remitted as soon as reasonably practicable but in any event no later than the second Servicer Business Day after such payments are received. The Servicer shall also, promptly upon receipt, remit to the Collection Account any other proceeds of the Storm Recovery Bond Collateral which it may receive from time to time.
(b)The Servicer agrees and acknowledges that it holds all SRC Payments collected by it and any other proceeds for the Storm Recovery Bond Collateral received by it for the benefit of the Indenture Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section without any surcharge, fee, offset, charge or other deduction except as permitted by Section 6.06. The Servicer further agrees not to make any claim to reduce its obligation to remit all SRC Payments collected by it in accordance with this Agreement except as permitted by Section 6.06.
(c)Not less often than quarterly, the Servicer shall remit to the Indenture Trustee earnings on unremitted SRC Payments; it being understood that the Servicer (i) will assume that all SRC Payments are invested through the second Servicer Business Day following receipt, and (ii) may use, in calculating any such remittance, the average annual interest rates earned by the Servicer on overnight investments of all Customer receipts.
SECTION 6.12.    Protection Of Title. The Servicer shall cause to be executed and filed all filings, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the Borrower’s ownership interests in and the Indenture Trustee’s first priority lien and security interest on the Storm Recovery Property. The Servicer shall deliver (or cause to be delivered) to the Borrower, and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

ARTICLE VII
DEFAULT
SECTION 7.01.    Servicer Default. If any one or more of the following events (a “Servicer Default”) shall occur and be continuing:
(a)any failure by the Servicer to remit to the Collection Account on behalf of the Borrower any required remittance (other than an inadvertent failure to remit a de minimis amount of collections) that shall continue unremedied for a period of five (5) Business Days after written notice of such failure is received by the Servicer from the Borrower or the Indenture Trustee or after discovery of such failure by an officer of the Servicer; or
(b)any failure on the part of the Servicer or, so long as the Servicer is ENO or an Affiliate thereof, any failure on the part of ENO, as the case may be, duly to observe or to perform in any material respect any covenants or agreements of the Servicer or ENO, as the case may be, set forth in this Agreement (other than as provided in clause (a) of this Section 7.01) or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the rights of the Holders and (ii) continue unremedied for a period of 60 days after the date on which (A) written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or ENO, as the case may be, by the Borrower (with a copy to the Indenture Trustee) or to the Servicer or ENO, as the case may be, by the Indenture Trustee or (B) such failure is discovered by an officer of the Servicer; or
(c)any failure by the Servicer duly to perform its obligations under Section 4.01(b) of this Agreement in the time and manner set forth therein, which failure continues unremedied for a period of five (5) days; or
(d)any representation or warranty made by the Servicer in this Agreement or any Basic Document shall prove to have been incorrect when made, which has a material adverse effect on the security interest of the Indenture Trustee in the Storm Recovery Bond Collateral or on the Holders and which material adverse effect continues unremedied for a period of 60 days after the date on which (A) written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer (with a copy to the Indenture Trustee) by the Borrower or the Indenture Trustee or (B) such failure is discovered by an officer of the Servicer; or
(e)an Insolvency Event occurs with respect to the Servicer;
then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee shall upon the instruction of Holders evidencing not less than a majority of the Outstanding Amount of the Bonds, by notice then given in writing to the Servicer (and to the Indenture Trustee if given by the Holders) (a “Termination Notice”), terminate all the rights and obligations (other than the obligations set forth in Section 6.02 and the obligation under Section 7.02 to continue performing its functions as Servicer until a successor Servicer is appointed) of the Servicer under this Agreement. The Servicer shall notify each Rating Agency promptly upon the Servicer’s receipt of a Termination Notice. In addition, upon a Servicer Default described in Section 7.01(a), the Holders and the Indenture Trustee as financing parties under the Securitization Law (or any of their representatives) shall be entitled to (i) apply to the district court of the domicile of the Council for sequestration and payment of revenues arising with respect to the Storm Recovery Property, (ii) foreclose on or otherwise enforce the Lien and security interests in any Storm Recovery Property and (iii) apply to the Council or a court of competent jurisdiction and venue for an order that amounts arising from the Storm Recovery Charges be transferred to a separate account for the benefit of the Secured Parties, in accordance with the Securitization Law. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Bonds, the

Storm Recovery Property, the Storm Recovery Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.02; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Storm Recovery Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Borrower and the Indenture Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all Storm Recovery Property Records and all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Storm Recovery Property or the Storm Recovery Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, but no later than sixty (60) Business Days after the Servicer’s receipt of such Termination Notice, the Servicer shall deliver the Storm Recovery Property Records to the successor Servicer. In case a successor Servicer is appointed as a result of a Servicer Default, all reasonable fees, costs and expenses (including reasonable attorney’s fees and expenses) incurred (including by the Indenture Trustee, the Borrower, and/or any successor Servicer) in connection with transferring the Storm Recovery Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of ENO as Servicer shall not terminate ENO’s rights or obligations under the Sale Agreement (except rights thereunder deriving from its rights as the Servicer hereunder).
SECTION 7.02.    Appointment of Successor.
(a)Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer’s removal or resignation hereunder, the Indenture Trustee at the written direction of the Holders of at least a majority of the Outstanding Amount of the Bonds, shall appoint a successor Servicer with the Borrower’s prior written consent thereto (which consent shall not be unreasonably withheld), and the successor Servicer shall accept its appointment by a written assumption in form reasonably acceptable to the Borrower and the Indenture Trustee and provide prompt written notice of such assumption to the Borrower and the Rating Agencies. If within 30 days after the delivery of the Termination Notice, a new Servicer shall not have been appointed, the Indenture Trustee may petition the Council or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. In all cases, if the proposed Servicing Fee for the successor Servicer exceeds 0.60% of the original principal amount of the Bonds, such successor Servicer shall not begin providing service until (i) the date the Council approves the appointment of such replacement servicer or unless (ii) the Council does not act to either approve or disapprove the appointment within 45 days after notice of appointment of the successor Servicer is provided to the Council. Except as permitted by Section 6.03, a Person shall qualify as a successor Servicer only if (i) such Person is permitted under Council Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person enters into a servicing agreement with the Borrower having substantially the same provisions as this Agreement (as the Storm Recovery Bond Servicer). In no event shall the Indenture Trustee be liable for its appointment of a successor Servicer. The Indenture Trustee’s fees, costs, and expenses (including attorneys’ fees and expenses and court costs) incurred under this Section 7.02(a) shall be at the sole expense of the Borrower and payable from the Collection Account as provided in Section 8.2 of the Indenture.
(b)Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.
SECTION 7.03.    Waiver of Past Defaults. Holders evidencing not less than a majority of the Outstanding Amount of the Bonds may direct the Indenture Trustee to waive in writing, provided the Rating Agencies are notified of such waivers, any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the Collection Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.
SECTION 7.04.    Notice of Servicer Default. The Servicer shall deliver to the Borrower, the Indenture Trustee and the Rating Agencies, promptly after having obtained knowledge thereof, but in no event later than five (5) Business Days thereafter, written notice of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01.
SECTION 7.05.    Cooperation with Successor. The Servicer covenants and agrees with the Borrower that it will, on an ongoing basis, cooperate with the successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor Servicer in performing its obligations hereunder.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
SECTION 8.01.    Amendment.
(a)This Agreement may be amended in writing by the Servicer and the Borrower with the prior written consent of the Indenture Trustee, the satisfaction of the Rating Agency Condition and, if the contemplated amendment is reasonably anticipated to increase Ongoing Financing Costs, the consent of the Council pursuant to Section 8.02. Promptly after the execution of any such amendment or consent, the Borrower shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.
Prior to the execution of any amendment to this Agreement, the Borrower and the Indenture Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel of Independent counsel stating that such amendment is authorized or permitted by this Agreement that all conditions precedent to such amendment have been satisfied and upon the Opinion of Counsel from Independent counsel referred to in Section 3.01(c)(i). The Borrower and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties, indemnities or immunities under this Agreement or otherwise.
(b)Notwithstanding Section 8.01(a) or anything to the contrary in this Agreement (including Section 8.02), the Servicer and the Borrower may amend the Annexes to this Agreement in writing with prior written notice given to the Indenture Trustee, the Council and the Rating Agencies, but without the consent of the Indenture Trustee, any Rating Agency or any Holder, solely to address changes to the Servicer’s method of calculating SRC Payments as a result of changes to the Servicer’s current computerized customer information system; but no such amendment shall have a material adverse effect on the Holders of then Outstanding Bonds.
SECTION 8.02.    Council Condition. No amendment or modification to this Agreement that is reasonably anticipated by the Servicer in its reasonable discretion to increase Ongoing Financing Costs shall be effective unless the process set forth in this Section has been followed.
(a)At least 31 days prior to the effectiveness of any amendment or modification subject to this Section and after obtaining the other necessary approvals set forth in Section 8.01(a) (except that the consent of the Indenture Trustee may be subject to the consent of Holders if such consent is required or sought by the Indenture Trustee in connection with such amendment or modification), the Servicer shall have delivered to the Council Designee written notification of any proposed amendment, which notification shall contain:
(i)a reference to Docket No. UD-22-01, and to any other Docket No. under which a Financing Order has been issued;
(ii)an Officer’s Certificate stating that the proposed amendment has been approved by all parties to this Agreement;
(iii)a statement of the Borrower as to the possible effect of the proposed amendment on Ongoing Financing Costs; and
(iv)a statement identifying the person to whom the Council or its staff is to address any response to the proposed amendment or to request additional time.
(b)The Council or its staff shall, within 30 days of receiving the notification complying with Section 8.02(a), either:
(i)provide notice of its consent or lack of consent to the person specified in Section 8.02(a)(iii), or
(ii)be conclusively deemed to have consented to the proposed amendment or modification.
Any amendment or modification requiring the consent of the Council shall become effective on the later of (x) the date proposed by the parties to such amendment or modification and (y) the first day after the expiration of the 30-day period provided for in this Section 8.02(b) unless the Council issues an order disapproving the amendment or supplement within such 30-day period.
(c)Following the delivery of a notice to the Council by the Servicer under Section 8.02(a), the Servicer and the Borrower shall have the right at any time to withdraw from the Council further consideration of any notification of a proposed amendment. Such withdrawal shall be evidenced by the Servicer’s giving prompt written notice thereof to the Council, the Borrower and the Indenture Trustee.
SECTION 8.03.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.04.    Notices. Unless otherwise specifically provided herein, all demands, notices and communications upon or to the Servicer, the Borrower, the Indenture Trustee, the Issuer, the Council or the Rating Agencies under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented delivery service or, to the extent receipt is confirmed telephonically, sent by telecopy or other form of electronic transmission:
(a)in the case of the Servicer, to Entergy New Orleans, LLC, at 1600 Perdido Street, New Orleans, Louisiana 70112, Attention: President, Telephone: (504) 670-3700, Facsimile: (504) 670-3605 with a copy to Entergy Services, LLC, 639 Loyola Ave, New Orleans, Louisiana 70113, Attention: Treasurer, Facsimile: (504) 576-4455;
(b)in the case of the Borrower, to Louisiana Utilities Restoration Corporation at P.O. Box 91154, Baton Rouge, Louisiana 70821-9154, Attention: Chairperson, Telephone: (225) 342-4427, Facsimile: (225) 342-4087, with a copy to Long Law Firm, L.L.P., 1800 City Farm Dr. Bldg. 6, Baton Rouge, Louisiana 70806, Attention: Jamie Hurst Watts.
(c)in the case of the Indenture Trustee, to the Corporate Trust Office;
(d)in the case of the Issuer, to Louisiana Local Government Environmental Facilities and Community Development Authority, 5641 Bankers Avenue, Bldg. B, Baton Rouge, Louisiana 70808, Attention: Executive Director, with copy to Joseph A. Delafield, APC, Whitney Bank Building, Ste. 307, 3401 Ryan Street, Lake Charles, Louisiana 70605 and Butler Snow LLP, 445 North Boulevard, Suite 300, Baton Rouge, Louisiana 70802, Attention: Tommy Hessburg.
(e)in the case of the Council, to Council City of New Orleans, Attn: Clerk of Council, 1300 Perdido Street, New Orleans, Louisiana 70122, Telephone: (504) 658-1085, Facsimile: (504) 658-1140, with a copy to Council Utility Regulatory Office, Suite 6E07, 1300 Perdido Street, New Orleans, Louisiana 70122, Telephone: (504) 658-1110, Fax: (504) 658-1117;
(f)in the case of Moody’s, to Moody’s Investors Service, Inc., ABS Monitoring Department, 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, Telephone: (212) 553-3686, Facsimile: (212) 553-0573, Email: ServicerReports@moodys.com (all such notices to be delivered to Moody’s in writing by email);
(g)in the case of Standard & Poor’s, to Standard & Poor’s Ratings Group, Inc., by Electronic Means to Servicer_reports@sandp.com, or for physical delivery to 55 Water Street, 42nd Floor, New York, New York 10041, Attention: ABS Surveillance Group – New Assets, Telephone: (212) 438-2000, Facsimile: (646) 219-6290, Email: servicer_reports@spglobal.com (all such notices to be delivered to Standard & Poor’s in writing by email); or
(h)as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.
SECTION 8.05.    Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer. Any purported assignment not in compliance with this Agreement shall be void.
SECTION 8.06.    Pledge to the Indenture Trustee. The Servicer hereby acknowledges and consents to any pledge and grant of a security interest by the Borrower to the

Issuer or to the Indenture Trustee for the benefit of the Secured Parties pursuant to the Indenture of any or all of the Borrower’s rights hereunder. In no event shall the Indenture Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Borrower hereunder or in any of the certificates delivered pursuant hereto, as to all of which any recourse shall be had solely to the assets of the Borrower subject to the availability of funds therefor under Section 8.2 of the Indenture.
SECTION 8.07.    Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Servicer and the Borrower and, to the extent provided herein or in the Basic Documents, the Issuer, the Customers, the Indenture Trustee and the Holders, and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Storm Recovery Property or Storm Recovery Bond Collateral or under or in respect of this Agreement or any covenants, conditions or provisions contained herein. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, any right, remedy or claim to which any Customer may be entitled pursuant to the Financing Order and to this Agreement may be asserted or exercised only by the Council (or by the Attorney General of the State of Louisiana in the name of the Council) for the benefit of such Customer.
SECTION 8.08.    Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Agreement is acknowledged and accepted by the Indenture Trustee, not individually or personally but solely as Indenture Trustee in the exercise of the powers and authority conferred and vested in it, and that the Indenture Trustee, in acting hereunder, is entitled to all rights, benefits, protections, immunities and indemnities accorded to it under the Indenture.
SECTION 8.09.    Rule 17g-5. The Servicer agrees that any notice, report, request for satisfaction of the Rating Agency Condition, document or other information provided by the Servicer to any Rating Agency under this Agreement or any other Basic Document to which it is a party for the purpose of determining the initial credit rating of the Bonds or undertaking credit rating surveillance of the Bonds with any Rating Agency, or satisfy the Rating Agency Condition, shall be substantially concurrently posted by the Servicer on the 17g-5 Website.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

LOUISIANA UTILITIES RESTORATION CORPORATION, as Borrower

By: /s/ Brandon Frey Name: Brandon Frey Title: Chairperson

ENTERGY NEW ORLEANS, LLC, as Servicer

By: /s/ Barrett Green Name: Barrett Green Title: Vice President and Treasurer

ACKNOWLEDGED AND ACCEPTED:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Indenture Trustee
By: /s/ Nicholas C. Xeros Name: Nicholas C. Xeros Title: Assistant Vice President

Signature Page to
Storm Recovery Property Servicing Agreement

EXHIBIT A
FORM OF MONTHLY SERVICER’S CERTIFICATE
Louisiana Local Government Environmental Facilities and Community Development Authority
Storm Recovery Bonds (Louisiana Utilities Restoration Corporation Project/ENO)
Series 202_ (Federally Taxable)
Servicer:    Entergy New Orleans, LLC
    Pursuant to Section 3.01(b)(i) of the Storm Recovery Property Servicing Agreement, dated as of December 1, 2022 (the “Servicing Agreement”), between ENTERGY NEW ORLEANS, LLC, as Servicer, and LOUISIANA UTILITIES RESTORATION CORPORATION, the Servicer does hereby certify as follows:
For period beginning ________________ and ended _____________

Customer Total	SRC’s Collected and Remitted
In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate the day of
ENTERGY NEW ORLEANS, LLC, as Servicer
By____________________________________
Name:
Title:

EXHIBIT A

EXHIBIT B
FORM OF SEMI-ANNUAL SERVICER’S CERTIFICATE
Louisiana Local Government Environmental Facilities and Community Development Authority
Storm Recovery Bonds (Louisiana Utilities Restoration Corporation Project/ENO)
Series 2022A (Federally Taxable)
Pursuant to Section 4.01(c)(ii) of the Storm Recovery Property Servicing Agreement, dated as of December 1, 2022, (the “Servicing Agreement”), between ENTERGY NEW ORLEANS, LLC, as Servicer, and LOUISIANA UTILITIES RESTORATION CORPORATION, the Servicer does hereby certify, for the ________, 20__ Payment Date (the “Current Payment Date”), as follows:
Capitalized terms used herein have their respective meanings as set forth in the Indenture. References herein to certain sections and subsections are references to the respective sections of the Servicing Agreement or the Indenture, as the context indicates.
Collection Period:        [_____________] through [_____________]
Payment Date:            [_____________]
Date of Certificate:        [_____________]
Cut-Off Date (not more than ten days prior to the date hereof):    [_____________]:
1.(a) Available Amounts on Deposit in Collection Account (including Excess Funds Subaccount) as of Cut-Off Date [date nor more than five (5) days prior to date of this certificate]: $
    (b) Actual or Estimated Remittances from the date in (a) above through the Servicer Business Date preceding Current Payment Date: $
    (c) Total Amounts Available to Indenture Trustee for Payment of Bonds and Other Financing Costs: $
2.Allocation of Available Amounts as of Current Payment Date allocable to payment of principal and interest on Bonds on Current Payment Date:
a)Principal

Aggregate
i.	Tranche A
ii.	Total:

EXHIBIT B

b)Interest

Aggregate
i.	Tranche A
ii.	Total:

3.Outstanding Amount of Bonds prior to, and after giving effect to the payment on the Current Payment Date and the difference, if any, between the Outstanding Amount specified in the Expected Amortization Schedule (after giving effect to payments to be made on such Payment Date under 1a above) and the Principal Balance to be Outstanding (following payment on Current Payment Date):
a)Principal Balance Outstanding (as of the date of this certification):

i.	Tranche A
ii.	Total:

b)Principal Balance to be Outstanding (following payment on Current Payment Date):

i.	Tranche A
ii.	Total:

c)Difference between (b) above and Outstanding Amount specified in Expected Amortization Schedule:

i.	Tranche A
ii.	Total:

4.All other transfers to be made on the Current Payment Date, including amounts to be paid to the Indenture Trustee and to the Servicer pursuant to Section 8.2(e) of the Indenture:
a)Operating Expenses

i.	Indenture Trustee Fees and Expenses (subject to $200,000 annual cap per Section 8.2(e)(i)):
ii.	Servicing Fee:
iii.	Issuer’s Fees (subject to $100,000 annual cap per Section 8.2(e)(iii)) and fees of counsel to the Borrower $50,000 annual cap per Section 8.2(e)(iii)):
iv.	Total:

EXHIBIT B

b)Other Payments

i.	Other Ongoing Financing Costs (payable pursuant to Section 8.2(e)(v)):
ii.	Indemnity Amounts and counsel fees over $200,000/$50,000 (payable to Indenture Trustee and Issuer, respectively, pursuant to Section 8.2(e)(viii)):
iii.	Funding of DSRS (to required amount):
iv.	Deposits to or withdrawals from Excess Funds Subaccount:
v.	Total:

5.Estimated amounts on deposit in the DSRS and Excess Funds Subaccount after giving effect to the foregoing payments:
    a)    DSRS

i.	Total:

    b)    Excess Funds Subaccount

i.	Total:

        In witness hereof, the undersigned has duly executed and delivered this Semi-Annual Servicer Certificate this __ day of ____, 20__.
ENTERGY NEW ORLEANS, LLC, as Servicer
By____________________________________
Name:
Title:
EXHIBIT B

EXHIBIT C
CERTIFICATE OF COMPLIANCE
Louisiana Local Government Environmental Facilities and Community Development Authority
Storm Recovery Bonds (Louisiana Utilities Restoration Corporation Project/ENO)
Series 2022A (Federally Taxable)
The undersigned hereby certifies that he/she is the duly elected and acting [__________] of Entergy New Orleans, LLC, as servicer (the “Servicer”) under the Storm Recovery Property Servicing Agreement dated as of December 1, 2022 (the “Servicing Agreement”) between the Servicer and Louisiana Utilities Restoration Corporation and further that:
1.    A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended [_______], [       ] has been made under the supervision of the undersigned pursuant to Section 4.01(c)(v) of the Servicing Agreement; and
2.    To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended [________],[ _____], except as set forth on Annex A hereto.
Executed as of this ______________ day of _________________, ____.

ENTERGY NEW ORLEANS, LLC
By: ________________________________
Name:
Title:

EXHIBIT C

ANNEX A
TO CERTIFICATE OF COMPLIANCE
LIST OF SERVICER DEFAULTS
The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended [__________]:

Nature of Default	Status

ANNEX A

SCHEDULE 4.01(a)
EXPECTED AMORTIZATION SCHEDULE
OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date	Tranche A Balance
Issuance Date	$209,300,000.00
September 1, 2023	204,968,540.89
March 1, 2024	200,326,422.36
September 1, 2024	194,700,743.70
March 1, 2025	189,791,816.45
September 1, 2025	183,892,396.06
March 1, 2026	178,702,613.90
September 1, 2026	172,515,040.58
March 1, 2027	167,029,617.84
September 1, 2027	160,538,721.72
March 1, 2028	154,742,094.33
September 1, 2028	147,931,906.91
March 1, 2029	141,807,691.44
September 1, 2029	134,661,403.55
March 1, 2030	128,192,354.05
September 1, 2030	120,692,271.63
March 1, 2031	113,860,234.24
September 1, 2031	105,987,731.68
March 1, 2032	98,773,596.82
September 1, 2032	90,509,067.99
March 1, 2033	82,892,720.05
September 1, 2033	74,215,526.64
March 1, 2034	66,175,791.02
September 1, 2034	57,064,208.21
March 1, 2035	48,578,795.59
September 1, 2035	39,009,954.85
March 1, 2036	30,055,402.46
September 1, 2036	20,005,231.34
March 1, 2037	10,556,841.21
September 1, 2037	0.00

SCHEDULE 4.01(a)

ANNEX I
The Servicer agrees to comply with the following servicing procedures:
SECTION 1.DEFINITIONS.
Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Storm Recovery Property Servicing Agreement (the “Agreement”).
SECTION 2.DATA ACQUISITION.
(a)Installation and Maintenance of Meters. The Servicer shall cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer at least once every Billing Period.
(b)Meter Reading. At least once each Billing Period, the Servicer shall seek to acquire usage measurements for each Customer, either directly or if applicable, from the Applicable MDMA; but the Servicer may estimate any Customer’s usage determined in accordance with applicable Council Regulations.
(c)Cost of Metering. The Borrower shall not be obligated to pay any costs associated with the routine metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters, nor shall the Borrower be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer as a result of new metering and/or billing technologies.
SECTION 3.USAGE AND BILL CALCULATION.
The Servicer shall (a) obtain a calculation of each Customer’s usage and demand (which may be based on data obtained from such Customer’s meter read or on usage estimates determined in accordance with applicable Council Regulations) at least once each Billing Period; and (b) determine therefrom each Customer’s individual Storm Recovery Charges to be included on Bills issued by it to such Customer.
SECTION 4.BILLING.
The Servicer shall bill the Storm Recovery Charges beginning as specified in the Financing Order and shall thereafter bill each Customer for the respective Customer’s outstanding current and past due Storm Recovery Charges accruing until all Storm Recovery Bonds and related financing costs are paid in full, all in accordance with the following:
(a)Frequency of Bills; Billing Practices. In accordance with the Servicer’s then-existing Servicer Policies and Practices for its own charges, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, for such Customers’ Storm Recovery Charges once every applicable Billing Period, at the appropriate time, with the same frequency and on the same Bill as that containing the Servicer’s own charges to such Customers. In the event that the Servicer makes any material modification to these practices, it shall notify the Borrower, the Indenture Trustee, and the Rating Agencies prior to the effectiveness of any such modification; and the Servicer may not make any modification that will materially adversely affect the Holders.
ANNEX I

(b)Format.
(i)Each Bill issued by the Servicer shall contain the charge corresponding to the respective Storm Recovery Charges owed by such Customer for the applicable Billing Period. The Storm Recovery Charges and the Securitized Storm Cost Offset Rider will be combined and the combined2 amount will be specifically identified on each bill to the extent required by the related Tariffs. Alternatively, charges may be included in the bills on a non-line item basis as directed by the Council. The Servicer shall provide Customers with the annual notice required by Section 4.01(c)(iii)(B) of the Servicing Agreement.
(ii)The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers in accordance with, if applicable, the Financing Order, Tariffs, other tariffs and any other Council Regulations. To the extent that Bill format, structure and text are not prescribed by the Louisiana Constitution and Revised Statutes or by applicable Council Regulations, the Servicer shall, subject to clause (i) above, determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.
(c)Delivery. The Servicer shall deliver all Bills issued by it (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges to its customers or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its customers. The Servicer shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.
SECTION 5.CUSTOMER SERVICE FUNCTIONS.
The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.
SECTION 6.COLLECTIONS; PAYMENT PROCESSING; REMITTANCE.
(a)Collection Efforts, Policies, Procedures.
(i)The Servicer shall use reasonable efforts to collect all Billed SRCs from Customers and any alternative energy providers (to the extent permitted by law) as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:
(A)The Servicer shall prepare and deliver overdue notices to Customers in accordance with applicable Council Regulations and Servicer Policies and Practices.
(B)The Servicer shall apply late payment charges to outstanding Customer balances in accordance with applicable Council Regulations and as required by the Financing Order.
(C)In circumstances where the Servicer is allowed to bill Customers directly, the Servicer shall deliver verbal and written final notices of delinquency
2 To be confirmed by ENO and Council.

ANNEX I

and possible disconnection in accordance with applicable Council Regulations and Servicer Policies and Practices.
(D)The Servicer shall adhere to and carry out disconnection policies in accordance with the Louisiana Constitution and Revised Statutes, the Financing Order, applicable Council Regulations and the Servicer Policies and Practices.
(E)The Servicer may employ the assistance of collection agents to collect any past-due Storm Recovery Charges in accordance with applicable Council Regulations and Servicer Policies and Practices and the Tariffs.
(F)The Servicer shall apply Customer deposits to the payment of delinquent accounts in accordance with applicable Council Regulations and Servicer Policies and Practices and according to the priorities set forth in Section 6(b) of this Annex I.
(ii)The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action: (A) would be in accordance with the Servicer’s customary practices or those of any successor Servicer with respect to comparable assets that it services for itself and for others; (B) would not materially adversely affect the rights of the Holders; and (C) would comply with applicable law; and notwithstanding anything in the Agreement or this Annex I to the contrary, the Servicer is authorized to write off any Billed SRCs, in accordance with its Servicer Policies and Practices, that have remained outstanding for 180 days or more.
(iii)The Servicer shall accept payment from Customers in respect of Billed SRCs in such forms and methods and at such times and places as it accepts for payment of its own charges.
(b)Allocation; Priority of Payments.
(i)If any Customer does not pay the full amount of any Bill to ENO, the amount paid by the Customer will be applied in chronological order of billing and, within a billing date, in the following order of priority: first, to any amounts due with respect to customer deposits; second, to all service charges of ENO (which does not include the Storm Recovery Charges or Prior Storm Recovery Charges); third, to all Prior Storm Recovery Charges collected by ENO under a prior financing order of the Council; fourth, to the Storm Recovery Charges collected by ENO under the Financing Order or future financing order(s) of the Council (on a pari passu basis); and fifth, to voluntary charitable and additional pledges billed to the customer. If there is more than one owner of Storm Recovery Property, or if the sole owner of Storm Recovery Property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing Storm Recovery Charges shall be allocated among such owners (or pledgee or pledgees), and among such series of Storm Recovery bonds, pro rata based upon the amounts billed with respect to each series, provided that late fees and charges may be allocated to the Servicer as provided in the Tariff.
(ii)The Servicer shall hold all over-payments for the benefit of the Borrower and ENO and shall apply such funds to future Bill charges in accordance with clause (i) as such charges become due.

ANNEX I

(c)Accounts; Records.
The Servicer shall maintain accounts and records as to the Storm Recovery Property accurately and in accordance with its standard accounting procedures and in sufficient detail (i) to permit reconciliation between payments or recoveries with respect to the Storm Recovery Property and the amounts from time to time remitted to the Collection Accounts in respect of the Storm Recovery Property and (ii) to permit the SRC Collections held by the Servicer to be accounted for separately from the funds with which they may be commingled, so that the dollar amounts of SRC Collections commingled with the Servicer’s funds may be properly identified and traced.
(d)Investment of SRC Payments Received.
Prior to each Daily Remittance, the Servicer may invest SRC Payments received as permitted by applicable Council Regulations. So long as the Servicer complies with its obligations under Section 6(c) of this Annex I, neither such investments nor such funds shall be required to be segregated from the other investment and funds of the Servicer. The Servicer shall remit to the Indenture Trustee any earnings on such unremitted SRC Collections as required by Section 6.11(c) of the Agreement. In addition, the Council may at any time order the Servicer to account for any interest earnings, if any, on SRC Payments.
(e)Calculation of Daily Remittance.
(i)The Daily Remittance shall be calculated in accordance with the Servicer Policies and Practices and the terms of the Agreement and this Annex I.
(ii)The Servicer and the Borrower acknowledge that, as contemplated in Section 8.01(b) of the Agreement, the Servicer may make certain changes to its current computerized customer information system, which changes, when functional, would affect the Servicer’s method of calculating the SRC Payments as set forth in these Annexes. Should these changes to the computerized customer information system become functional during the term of the Agreement, the Servicer and the Borrower agree that they shall review the procedures used to calculate the SRC Payments estimated to have been received in light of the capabilities of such new system and shall amend these Annexes in writing to make such modifications or substitutions to such procedures as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities; but the Servicer may not make any modification or substitution that will materially adversely affect the Holders. As soon as practicable, and in no event later than 60 Servicer Business Days after the date on which all Customer accounts are being billed under such new system, the Servicer shall notify the Borrower, the Indenture Trustee and the Rating Agencies of the same.
(iii)All calculations and any changes in procedures used to calculate the SRC Payments pursuant to this Section 6(e) shall be made in good faith, and in the case of any change in procedures pursuant to clause (ii) above, in a manner reasonably intended to provide calculations that are at least as accurate as those that would be provided on the Closing Date utilizing the initial procedures.
(f)Remittances.
(i)The Collection Accounts shall be established in the name of the Indenture Trustee in accordance with the Indenture.

ANNEX I

(ii)The Servicer shall make remittances to the Collection Accounts in accordance with Section 6.11 of the Agreement.
(iii)In the event of any change of account or change of institution affecting any Collection Account, the Borrower shall provide written notice thereof to the Servicer not later than five (5) Servicer Business Days after the effective date of such change.

ANNEX I